Exhibit 99.1

Contact: Sandra Rodriguez 225.388.7654

Albemarle Reports Third Quarter 2008 Results

Third quarter highlights:

•	Net sales of $660.5 million, up 13% year over year and 6% sequentially
•

Earnings per share of $0.61, comparable to prior year despite an approximate $11 million pretax ($0.07 per share) impact from two hurricanes and year over year increases in raw materials exceeding $50 million

•	Record quarterly Fine Chemicals net sales of $167.2 million, up 24% year over year and 10% sequentially resulting in segment income of $24.7 million, up 21% year over year
•	Record quarterly Polymer Additives net sales of $261.7 million, up 12% year over year supported by strong brominated flame retardant volumes

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2008	2007	2008	2007
Net Sales	$660,463	$583,981	$1,949,390	$1,737,031
Operating Profit	$76,892	$76,536	$238,496	$232,387
Net Income	$56,175	$59,099	$181,091	$171,070
Diluted earnings per share	$0.61	$0.61	$1.95	$1.76
Diluted earnings per share – special item	$—	$—	$(0.02)	$(0.03)
Diluted earnings per share excluding special item	$0.61	$0.61	$1.97	$1.79

BATON ROUGE, La., — October 27 — Albemarle Corporation (NYSE: ALB) reported third quarter 2008 net income of $56.2 million, or 61 cents per share, compared to $59.1 million, or 61 cents per share, for the third quarter of 2007. Operating profit was $76.9 million as strong performance in the Company’s Fine Chemicals business segment and reductions in corporate expenses were partially offset by declines in the Catalysts and Polymer Additives business segments. The Company estimates the impact of Hurricanes Gustav and Ike at approximately $11 million pretax, ($0.07 per share), principally in the Catalysts and Fine Chemicals segments due to incremental costs and margin on lost revenue. The Company reported net sales in the third quarter of 2008 totaling $660.5 million compared to third quarter 2007 net sales of $584.0 million.

Net income for the first nine months of 2008 was $181.1 million, or $1.95 per share, up from $171.1 million, or $1.76 per share, for the first nine months of 2007. Excluding the first quarter 2008 charge related to severance in conjunction with personnel reductions at the Company’s Richmond headquarters and Singapore sales office, net income for the first nine months of 2008 was $183.2 million, or $1.97 per share. Net income, excluding the charge related to the closure of our Dayton fine chemistry facility, for the first nine months of 2007 was $174.2 million, or $1.79 per share. Net sales for the first nine months of 2008 were $1.95 billion compared to $1.74 billion for the first nine months of 2007, an increase of 12 percent.

Commenting on results, Mark C. Rohr, President and CEO, stated, “Our operating results for the quarter were solid despite the negative operating impact from Hurricanes Gustav and Ike and continued raw materials pressures. The resilience demonstrated by our employees who were personally impacted by the Gulf of Mexico hurricanes is a testament to the unparalleled energy and commitment these individuals bring to our company.” Rohr added, “This performance in today’s challenging economic environment provides measurable evidence of the strength of our diversified portfolio, where weakness in one market served can be offset by strength in another. All three of our operating segments saw increased sales revenues over the same period last year, with the Polymer Additives and Fine Chemicals segments achieving record quarterly sales revenues. Looking forward, we expect economic turbulence will continue to create near-term challenges for our businesses, but we believe our strong technology and operating excellence will bode well for favorable performance next year and set the stage for achieving our long-term objectives.”

Quarterly Segment Results

Polymer Additives delivered record net sales for the third quarter of 2008 of $261.7 million, a 12 percent increase versus the third quarter of 2007. Net sales increased in our flame retardants primarily due to higher volumes and favorable foreign currency exchange rates. Polymer Additives segment income for the third quarter of 2008 declined 7 percent from the third quarter of 2007 to $27.4 million due primarily to higher raw material costs, partially offset by improved brominated flame retardant product volumes and improved phosphorus flame retardant product pricing and mix.

Catalysts generated net sales for the third quarter of 2008 of $231.6 million, a 7 percent increase versus the third quarter of 2007 due primarily to improved pricing and favorable foreign currency exchange rates. Catalysts segment income for the third quarter of 2008 declined 11 percent versus the third quarter of 2007 to $36.5 million due primarily to reduced sales and production volumes caused by the hurricanes and refineries postponing unit outages.

Fine Chemicals delivered record net sales for the third quarter of 2008 of $167.2 million, a 24 percent increase versus the third quarter of 2007 due primarily to strength in fine chemistry services and higher volumes and improved pricing from our bromine portfolio. Segment income for the third quarter of 2008 improved 21 percent versus the third quarter of 2007 to $24.7 million due primarily to higher volumes and improved pricing partially offset by higher raw material and energy costs.

Cash Flow

In the first nine months of 2008, our cash and cash flow from operations funded capital expenditures for plant machinery and equipment of $63 million, acquisitions of $57 million and dividends to shareholders of $31 million. We utilized availability under our credit agreement for repurchases of 4.4 million shares of our common stock for an aggregate cost of approximately $164 million. During the quarter, interest and financing expenses were $9.8 million versus third quarter 2007 expenses of $9.5 million. Primarily as a result of foreign currency exchange losses, other expenses were $2.7 million in the third quarter of 2008 versus other income of $0.8 million in the third quarter of 2007.

At the end of the third quarter of 2008, we had $207 million in cash. Currently, approximately 70 percent of our cash is in US Treasury or equivalent securities. In addition, we have untapped lines of credit in excess of $280 million available. With strong cash generative businesses and no significant debt maturities before 2013, the Company has a solid liquidity position.

Taxes

Our third quarter 2008 effective income tax rate was 15.3 percent and the full year effective tax rate is expected to be approximately 18.6 percent, which is slightly less than our full year effective tax rate in 2007. The tax rate continues to be influenced by the level and mix of income and has benefited from a more favorable mix of income in lower tax jurisdictions.

Outlook

In spite of the tremendous uncertainty in financial markets, our long-term outlook remains favorable. While downturns in refinery margins have driven a number of refineries to postpone unit outages negatively impacting short term catalyst volumes, increased sales of regenerated catalyst and a strong outlook for 2009 should support improved segment profits. We expect weak consumer spending and continued softness in the automotive and construction sectors to weigh negatively on demand for certain of our Polymer Additives products as we end this year and begin 2009. Efforts in this segment to consolidate operations and introduce new products to the market should help moderate the ongoing impact of weak markets. At the same time, we believe our Sorbent mercury removal technology coupled with continued demand for our bromine fine chemicals and custom manufacturing services positions our Fine Chemicals segment for additional growth and improved margins. Some relief from lower crude and natural gas prices is starting to be reflected in our earnings; however, full year raw material and energy costs remain significantly higher than the prior year (approximately $190 million). We are confident in our ability to weather the near-term macro-economic issues and stand well positioned to execute our long-term growth objectives with a strong balance sheet and solid cash flow generation that allow us to create value for our shareholders through organic growth, acquisitions and share repurchases.

Earnings Call

The Company’s performance for the third quarter ended September 30, 2008 will be discussed on a conference call at 10:00 AM Eastern Daylight time on October 28, 2008, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2007 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$660,463	$583,981	$1,949,390	$1,737,031
Cost of goods sold	506,280	431,019	1,464,815	1,270,898

Gross profit	154,183	152,962	484,575	466,133
Selling, general and administrative expenses	59,899	61,004	191,016	182,745
Research and development expenses	17,392	15,422	51,785	46,057
Severance charges	—	—	3,278 (a)	—
Dayton facility closure charge	—	—	—	4,944 (b)

Operating profit	76,892	76,536	238,496	232,387
Interest and financing expenses	(9,815)	(9,500)	(28,472)	(28,827)
Other (expenses) income, net	(2,718)	828	2,066	3,411

Income before income tax expense, minority interests and equity in net income of unconsolidated investments	64,359	67,864	212,090	206,971
Income tax expense	(9,878)	(10,433)	(39,406)	(42,954)

Income before minority interests and equity in net income of unconsolidated investments	54,481	57,431	172,684	164,017
Minority interests in income of consolidated subsidiaries (net of tax)	(4,587)	(4,613)	(13,568)	(12,310)
Equity in net income of unconsolidated investments (net of tax)	6,281	6,281	21,975	19,363

Net income	$56,175	$59,099	$181,091	$171,070

Basic earnings per share	$0.62	$0.62	$1.98	$1.80
Diluted earnings per share	$0.61	$0.61	$1.95	$1.76
Weighted-average common shares outstanding—Basic	91,074	95,245	91,535	95,269
Weighted-average common shares outstanding—Diluted	92,265	97,106	92,774	97,288

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$207,211	$130,551
Other current assets	1,007,359	922,887

Total current assets	1,214,570	1,053,438

Property, plant and equipment	2,365,221	2,314,509
Less accumulated depreciation and amortization	1,331,404	1,275,966

Net property, plant and equipment	1,033,817	1,038,543

Other assets and intangibles	773,202	738,469

Total assets	$3,021,589	$2,830,450

LIABILITIES & SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$24,614	$16,627
Other current liabilities	352,796	386,290

Total current liabilities	377,410	402,917

Long-term debt	944,026	707,311
Other noncurrent liabilities	322,918	334,828
Deferred income taxes	123,474	107,089
Shareholders’ equity	1,253,761	1,278,305

Total liabilities & shareholders’ equity	$3,021,589	$2,830,450

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Nine Months Ended September 30,
	2008		2007
Cash and cash equivalents at beginning of year	$130,551		$149,499
Cash and cash equivalents at end of period	$207,211		$101,281

Sources of cash and cash equivalents:
Net income	181,091		171,070
Proceeds from borrowings	285,303		78,125
Proceeds from exercise of stock options	3,931		20,459

Uses of cash and cash equivalents:
Capital expenditures	(63,467)		(71,262)
Acquisitions, net of cash acquired	(57,283	)(c)	(17,444)
Purchases of common stock	(163,502)		(51,956)
Repayments of long-term debt	(42,605)		(129,246)
Dividends paid to shareholders	(31,394)		(30,172)
Dividends paid to minority interests	(11,836)		(11,888)

Non-cash items:
Depreciation and amortization	81,555		79,824

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales:
Polymer Additives	$261,746	$232,700	$766,844	$670,969
Catalysts	231,562	216,399	716,045	659,674
Fine Chemicals	167,155	134,882	466,501	406,388

Total net sales	$660,463	$583,981	$1,949,390	$1,737,031

Segment operating profit:
Polymer Additives	$28,705	$30,970	$86,337	$102,741
Catalysts	30,941	35,474	112,617	97,490
Fine Chemicals	26,830	22,772	77,983	75,272

Subtotal	$86,476	$89,216	$276,937	$275,503

Minority interests in income of consolidated subsidiaries:
Polymer Additives	$(2,078)	$(2,351)	$(6,183)	$(6,410)
Catalysts	—	—	—	—
Fine Chemicals	(2,146)	(2,361)	(7,304)	(6,067)
Corporate & other	(363)	99	(81)	167

Total minority interests in income of consolidated subsidiaries	$(4,587)	$(4,613)	$(13,568)	$(12,310)

Equity in net income of unconsolidated investments:
Polymer Additives	$777	$746	$3,454	$4,037
Catalysts	5,544	5,555	18,598	15,355
Fine Chemicals	—	—	—	—
Corporate & other	(40)	(20)	(77)	(29)

Total equity in net income of unconsolidated investments	$6,281	$6,281	$21,975	$19,363

Segment income:
Polymer Additives	$27,404	$29,365	$83,608	$100,368
Catalysts	36,485	41,029	131,215	112,845
Fine Chemicals	24,684	20,411	70,679	69,205

Total segment income	88,573	90,805	285,502	282,418
Corporate & other	(9,987)	(12,601)	(35,321)	(38,034)
Severance charges (a)	—	—	(3,278)	—
Dayton facility closure charge (b)	—	—	—	(4,944)
Interest and financing expenses	(9,815)	(9,500)	(28,472)	(28,827)
Other (expenses) income, net	(2,718)	828	2,066	3,411
Income tax expense	(9,878)	(10,433)	(39,406)	(42,954)

Net income	$56,175	$59,099	$181,091	$171,070

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The nine-month period ended September 30, 2008 includes charges amounting to $3.3 million ($2.1 million after income taxes, or 2 cents per share) that relate to severance in conjunction with personnel reductions at the Company’s Richmond headquarters and Singapore sales office.

(b)	The nine-month period ended September 30, 2007 includes a charge amounting to $4.9 million ($3.2 million after income taxes, or 3 cents per share) that relates to the closure of our Dayton, Ohio fine chemistry facility.

(c)	On June 30, 2008, we acquired the remaining 25 percent of our majority owned Polymer Additives business segment joint ventures in China: Ningbo Jinhai Albemarle Chemical and Industry Company Limited and Shanghai Jinhai Albemarle Fine Chemicals Company Limited. The acquisition of the remaining interests totaled approximately $19.9 million. During the nine-month period ended September 30, 2008, we also made payments of approximately $15.0 million associated with the prior July 31, 2007 acquisition of controlling interests in the joint ventures. In addition, effective July 31, 2008, we acquired Sorbent Technologies Corporation, a full-service power plant mercury-control provider, for approximately $22.4 million.

Additional Information

It should be noted that net income excluding special items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”